Exhibit 4.4

                     AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

         AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this "Amendment"), dated as of April 12, 2001, by and between CORECOMM LIMITED, a Delaware corporation (the "Company") and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York banking corporation (the "Rights Agent") amends the Rights Agreement, dated as of September 29, 2000, by and between the Company and the Rights Agent (the "Rights Agreement"). Capitalized terms used in this Amendment without definition shall have the meanings given to them in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

         WHEREAS, the Distribution Date has not occurred, and that accordingly, the Company and the Rights Agent hereby amend the Rights Agreement in accordance with Section 27 thereof;

         WHEREAS, in accordance with Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered to the Rights Agent an officer's certificate as to the compliance of this Amendment with the terms and conditions contained in Section 27 of the Rights Agreement;

         WHEREAS, as of the date hereof, Booth American Company, a Michigan corporation ("Booth") is the Beneficial Owner of (i) $10.0 million principal amount of 10.75% Unsecured Convertible PIK Notes Due 2011 of the Company and CoreComm Holdco, Inc. ("Holdco") (including any PIK notes payable as interest thereon, the "Booth Convertible Notes"), (ii) shares of Company Common Stock, (iii) shares of 8.5% Senior Convertible Preferred Stock, Series A of the Company ("Booth 8.5% Series A Preferred Stock"),
(iv) shares of 8.5% Senior Convertible Preferred Stock, Series A-1 of the Company ("Booth 8.5% Series A-1 Preferred Stock" and together with the Booth 8.5% Series A Preferred Stock and any shares of convertible preferred stock of the Company payable as a dividend with respect thereto, the "Booth 8.5% Preferred Stock");

         WHEREAS, as of the date hereof, NTL Incorporated, a Delaware corporation ("NTL") is the Beneficial Owner of $10.0 million principal amount of 10.75% Unsecured Convertible PIK Notes Due 2011 of the Company and Holdco (including any PIK notes payable as interest thereon, the "NTL Convertible Notes");

         WHEREAS, as of the date hereof, Michael Karp ("Karp") is the Beneficial Owner of (i) Senior Unsecured Notes Due 2003 of the Company issued to Karp on September 29, 2000 (the "Karp Note"), (ii) shares of Company Common Stock and (iii) shares of Series B Senior Convertible Exchangeable Preferred Stock of the Company (the "Karp Series B Preferred Stock");

         WHEREAS, as of the date hereof, The Florence Karp Trust (the "Karp Trust") is the Beneficial Owner of (i) Senior Unsecured Notes Due 2003 of the Company issued to the Karp Trust on September 29, 2000 (the "Karp Trust Note"), (ii) shares of Company Common Stock and (iii) shares of Series B Senior Convertible Exchangeable Preferred Stock of the Company (the "Karp Trust Series B Preferred Stock"); and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, to amend the Rights Agreement as set forth herein.

         In consideration of the premises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto intending to be legally bound hereby agree as follows:

         Section 1. Incorporation of "Amendment", "Booth", "Booth Convertible Notes", "Booth 8.5% Preferred Stock", "Booth 8.5% Series A Preferred Stock", "Booth 8.5% Series A-1 Preferred Stock", "Investors", "Karp", "Karp Note", "Karp Series B Preferred Stock", "Karp Trust", "Karp Trust Note", "Karp Trust Series B Preferred Stock", "NTL", and "NTL Convertible Notes". The terms "Amendment", "Booth", "Booth Convertible Notes", "Booth 8.5% Preferred Stock", "Booth 8.5% Series A Preferred Stock", "Booth 8.5% Series A-1 Preferred Stock", "Investors", "Karp", "Karp Note", "Karp Series B Preferred Stock", "Karp Trust", "Karp Trust Note", "Karp Trust Series B Preferred Stock", "NTL", and "NTL Convertible Notes", and the respective definitions of such terms as set forth in the Preamble, Recitals and elsewhere this Amendment are hereby incorporated in the Rights Agreement under the heading "Certain Definitions" in Section 1 thereof.

         Section 2. Amendment to Definition of "Acquiring Person". Section 1(a) of the Rights Agreement is hereby amended to add the following sentence after the last sentence thereof:

         "Notwithstanding anything in this Agreement to the contrary, (i) Booth and/or any of Booth's Affiliates and/or Associates shall not be considered an Acquiring Person as a result of having become the Beneficial Owner of (1) shares of Company Common Stock of which Booth and its Affiliates and Associates are the Beneficial Owners as of the date of completion of Booth's investment in Booth Convertible Notes and
    (2) shares of Company Common Stock of which Booth and its Affiliates and Associates will become the Beneficial Owner (a) upon conversion or redemption of or as a dividend with respect to shares of Booth 8.5% Preferred Stock and (b) upon issuance by the Company or conversion (in whole or in part) by Booth and its Affiliates and Associates of any one or more of the Booth Convertible Notes, (ii) NTL and/or any of NTL's Affiliates and/or Associates shall not be considered an Acquiring Person as a result of having become the Beneficial Owner of shares of Company Common Stock upon issuance by the Company or conversion (in whole or in part) by NTL and Affiliates and Associates of any one or more of the NTL Convertible Notes, (iii) Karp shall not be considered an Acquiring Person as a result of having become the Beneficial Owner of (1) shares of Common Stock of which Karp is the Beneficial Owner as of the date hereof and (2) shares of Common Stock of which Karp will become the Beneficial Owner (a) upon conversion or redemption of or as a dividend with respect to shares of the Karp Series B Preferred Stock and (b) as interest payments made with respect to the Karp Note and
    (iv) the Karp Trust shall not be considered an Acquiring Person as a result of having become the Beneficial Owner of (1) shares of Common Stock of which the Karp Trust is the Beneficial Owner as of the date hereof and (2) shares of Common Stock of which the Karp Trust will become the Beneficial Owner (a) upon conversion or redemption of or as a dividend with respect to shares of the Karp Trust Series B Preferred Stock and (b) as interest payments made with respect to the Karp Trust Note. Notwithstanding the foregoing, in the event that Booth, NTL, Karp and/or the Karp Trust (collectively the "Investors") and/or any of the Investor's Affiliates and/or Associates shall acquire any Company Common Stock or securities convertible, exercisable, exchangeable or redeemable into Company Common Stock or be issued Company Common Stock upon the conversion, exercise, exchange or redemption of, or as a dividend payment or interest payment with respect to securities of the Company after the date hereof and other than as described in the immediately preceding sentence and solely with respect to each of the Investors and/or each of the Investor's Affiliates and/or Associates, then (x) any such Investor and/or any of such Investor's Affiliates and/or Associates shall be deemed to be the Beneficial Owner of all such Company securities as well as any securities previously or thereafter acquired and then owned by such Investor and/or any of such Investor's Affiliates and/or Associates and (y) all Company securities deemed to be Beneficially Owned by such Investor and/or any of such Investor's Affiliates and/or Associates shall be counted in determining when such Person is an Acquiring Person."

         Section 3. Rights Agreement as Amended. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. In the event of any conflict or inconsistency between the provisions of this Amendment on the one hand and the Rights Agreement on the other hand, solely with respect to the matters set forth herein or contemplated hereby, the provisions of this Amendment shall govern such conflict or inconsistency.

         Section 4. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         Section 6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed by their duly authorized representative as of the date first above written.

Attest:                                CORECOMM LIMITED


By:  /s/ Jared Gurfein                 By:  /s/ Richard J. Lubasch
   ---------------------                  -------------------------------------
   Name:  Jared Gurfein                   Name:   Richard J. Lubasch
   Title: Director of Legal Affairs       Title:  Senior Vice President,
                                                  General Counsel and Secretary

Attest:                                CONTINENTAL STOCK TRANSFER
                                       & TRUST COMPANY


By:  /s/ Frank A. Dilaolo              By:  /s/ Roger Bernhammer
   ----------------------                 -------------------------------------
   Name:  Frank A. Dilaolo                Name:  Roger Bernhammer
   Title: Chief Financial Officer         Title: Vice President